UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________________

FORM 8-K
_________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 19, 2009

TEXAS INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4887	75-0832210
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1341 West Mockingbird Lane Dallas, Texas		75247
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code:  (972) 647-6700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 19, 2009, Texas Industries, Inc. (the “Company”) entered into the Second Amended and Restated Credit Agreement and the First Amendment to Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders that are parties thereto  (together the “Second Amended and Restated Credit Agreement”).  The Second Amended and Restated Credit Agreement, which amends and restates the First Amended and Restated Credit Agreement dated as of August 15, 2007, continues to provide for a $200 million senior secured revolving credit facility (the “credit facility”).  The principal amount may be increased by up to an additional $100 million at the option of the Company, provided that the lenders that are parties to the Second Amended and Restated Credit Agreement and such additional lenders as are invited by the Company and approved by the Administrative Agent provide commitments for the additional principal amount. The Company’s subsidiaries have guaranteed the Company’s obligations under the Second Amended and Restated Credit Agreement.

The credit facility will mature on August 15, 2012.  It includes a $15 million sub-limit for swing line loans and a $50 million sub-limit for letters of credit.  Amounts drawn under the credit facility will bear annual interest at either the LIBOR rate plus a margin of 3.5% to 4.0% or a base rate plus a margin of 2.5% to 3.0%.  The base rate will be the higher of the federal funds rate plus 0.5%, the prime rate established by Bank of America, N.A. or the one-month LIBOR rate plus 1.0%.  The interest rate margins are determined based on the Company’s leverage ratio.  The commitment fee calculated on the unused portion of the credit facility will range from 0.50% to 0.75% per year based on the Company’s leverage ratio.  The Company may terminate the credit facility at any time.

The amount that can be borrowed under the credit facility is limited to an amount based on the value of the accounts receivable, inventory and mobile equipment of the Company and its domestic subsidiaries.  This amount, called the borrowing base, may be less than the $200 million stated principal amount of the credit facility.

The Second Amended and Restated Credit Agreement contains a number of negative covenants restricting, among other things, prepayment or redemption of the Company’s 7¼% Senior Notes, distributions and dividends on and repurchases of capital stock and other equity interests, acquisitions and investments, indebtedness, liens and affiliate transactions.  The Company is not required to maintain any financial ratios or covenants unless an event of default occurs or borrowing availability under the borrowing base is less than $40 million, in which case the Company must comply with a fixed charge coverage ratio as defined in the Second Amended and Restated Credit Agreement.  The Second Amended and Restated Credit Agreement contains customary events of default.  If an event of default occurs, the lenders may terminate their commitments to lend, declare the unpaid principal and interest immediately due and payable, require cash collateralization of outstanding letters of credit, foreclose on collateral and exercise any other remedies available to them.

Simultaneously with entering into the Second Amended and Restated Credit Agreement, the Company and its subsidiaries entered into the Amended and Restated Security Agreement with Bank of America, N.A., as Administrative Agent, pursuant to which all of the Company’s obligations under the Second Amended and Restated Credit Agreement and the subsidiary guarantors’ obligations under their guarantees are secured by first priority security interests in all or most of the Company’s and its subsidiary guarantors’ existing and future accounts, inventory, equipment, intellectual property and other personal property, and in all of their equity interests in their present and future domestic subsidiaries and 66% of the equity interests in their present and future foreign subsidiaries, if any.

Copies of the Second Amended and Restated Credit Agreement, the First Amendment to Second Amended and Restated Credit Agreement and the Amended and Restated Security Agreement are attached as Exhibits 10.1, 10.2 and 10.3 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 19, 2009, the Company amended its financial obligations as set forth in Item 1.01, above.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

	10.1	Second Amended and Restated Credit Agreement, dated June 19, 2009, among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto.
10.2
First Amendment to Second Amended and Restated Credit Agreement, dated June 19, 2009, among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders that are parties thereto

	10.3	Amended and Restated Security Agreement, dated June 19, 2009, among the Company, the Guarantors and Bank of America, N. A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Texas Industries, Inc.

	By:	/s/ Frederick G. Anderson
Frederick G. Anderson
Vice President and General Counsel
Date: June 24, 2009

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Second Amended and Restated Credit Agreement, dated June 19, 2009, among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto.
10.2
First Amendment to Second Amended and Restated Credit Agreement, dated June 19, 2009, among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders that are parties thereto

10.3	Amended and Restated Security Agreement, dated June 19, 2009, among the Company, the Guarantors and Bank of America, N. A., as Administrative Agent